As filed with the Securities and Exchange Commission on May 11, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beckman Coulter, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-104-0600
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

250 S. Kraemer Boulevard

Brea, California 92821

(Address, Including Zip Code, of Principal Executive Offices)

Beckman Coulter, Inc. Savings Plan

(Full Title of the Plan)

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, California 92821

(714) 993-5321

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.10 par value per share	1,500,000(1) shares	$60.24(2)	$90,360,000.00(2)	$6,442.67(2)

(1)

This Registration Statement covers, in addition to the number of shares of Beckman Coulter, Inc., a Delaware corporation (referred to herein as the “Company,” the “Registrant,” “our,” “we” or “us”), common stock, par value $0.10 per share (the “Common Stock”), stated above, other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, rights and interests in the Beckman Coulter, Inc. Savings Plan, as amended and restated (the “Plan”) that may be offered or issued pursuant to the Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Securities Act Rule 457(c) and 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 7, 2010, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 12.

INTRODUCTION

This Registration Statement on Form S-8 is filed by the Company relating to 1,500,000 shares of our Common Stock, issuable to our eligible employees, directors and consultants under the Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, filed with the Commission on February 22, 2010 (Commission File No. 001-10109);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2010, filed with the Commission on May 5, 2010 (Commission File No. 001-10109);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 8, 2010, February 11, 2010 (with respect to Item 5.02 only), March 22, 2010, April 12, 2010 and April 27, 2010 (each, Commission File No. 001-10109);

(d)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed with the Commission on June 22, 2009 (Commission File No. 001-10109); and

(e)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on or about April 25, 1989, together with an amendment thereto filed on July 2, 1992, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Arnold A. Pinkston. Mr. Pinkston is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Pinkston owns 16,398 shares of Common Stock and Company stock options to acquire up to an additional 134,920 shares of Common Stock. Mr. Pinkston is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers

The following discussion of Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Restated Certificate and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the DGCL, the Restated Certificate and the Bylaws of the Company, each as amended.

Delaware General Corporation Law

Subsection (a) of Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL provides that a Delaware corporation may indemnify an officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth in subsection (a) of Section 145, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal or administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof, subject to certain conditions. The indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under the certificate of incorporation, bylaws, agreement vote of stockholders or disinterested directors or otherwise. Unless otherwise provided when authorized or ratified, the indemnification and advancement of expenses provided by or granted under Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Under Section 145, a Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit.

Sixth Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Restated Certificate provides in Paragraph 13 that a director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate, in Paragraph 14, and Bylaws, in Article VIII, provide for indemnification to the fullest extent permitted by the DGCL of any person to whom indemnification may be required or permitted under Section 145 of the DGCL. The right to indemnification conferred in the Restated Certificate and Bylaws is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the director or officer provides an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate, Bylaws or otherwise if so required by the DGCL. The Bylaws extend indemnification rights to the lawful spouse of a director or officer for claims arising solely out of his or her capacity as the spouse of a director or officer.

The Restated Certificate and Bylaws further provide that if a claim is submitted under the provisions of the Restated Certificate or Bylaws and is not paid in full by the corporation within thirty days after a written claim is received by the corporation, then the claimant is permitted at any time to bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting the claim. It shall be a defense to any such action brought by a claimant (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the corporation to provide indemnity for the amount claimed, but the burden of proving this defense is on the corporation. Neither the failure of the corporation (including our board of directors, independent legal counsel or our stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including our board of directors, independent legal counsel or our stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The rights provided in Paragraph 14 of the Restated Certificate and Article VIII of the Bylaws are not exclusive of any other right which any person may have or acquire under any statute, any other provision of the Restated Certificate, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Insurance

The Company has obtained a policy of liability insurance to insure its officers and directors against losses resulting from certain acts or omissions committed by them in their capacities as officers and directors of the Company.

Indemnification Agreements

The Company has entered into indemnification agreements with certain of its directors and officers that provide the Company will indemnify its directors and officers to the maximum extent permitted under the DGCL as described above against losses resulting from certain acts or omissions committed by them in their capacities as officers and directors of the Company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 12, which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that:

(A)     paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(B)     paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California.

BECKMAN COULTER, INC.

Date: May 11, 2010	By:	/s/ Scott Garrett
Scott Garrett
Chairman of the Board, President and Chief Executive Officer

Date: May 11, 2010	By:	/s/ Charles P. Slacik
Charles P. Slacik
Senior Vice President & Chief Financial Officer

Date: May 11, 2010	By:	/s/ Carolyn D. Beaver
Carolyn D. Beaver
Corporate Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott Garrett, Arnold A. Pinkston, and Charles P. Slacik, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Garrett	Chairman of the Board, President and Chief Executive Officer	May 11, 2010
Scott Garrett

/s/ Glenn S. Schafer	Lead Independent Director	May 11, 2010
Glenn S. Schafer

/s/ Peter B. Dervan, Ph.D.	Director	May 11, 2010
Peter B. Dervan, Ph.D.

/s/ Kevin M. Farr	Director	May 11, 2010
Kevin M. Farr

/s/ Robert G. Funari	Director	May 11, 2010
Robert G. Funari

/s/ Charles A. Haggerty	Director	May 11, 2010
Charles A. Haggerty

/s/ Van B. Honeycutt	Director	May 11, 2010
Van B. Honeycutt

Director
William N. Kelley, M.D.

Signature	Title	Date

Director
Susan R. Nowakowski

/s/ Richard P. Wallace	Director	May 11, 2010
Richard P. Wallace

/s/ Lewis T. Williams, M.D., Ph.D.	Director	May 11, 2010
Lewis T. Williams, M.D., Ph.D.

Director
Betty Woods

The Plan. Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California, on May 11, 2010.

BECKMAN COULTER, INC.
SAVINGS PLAN

By:	Beckman Coulter, Inc. Benefits Finance and Administration Committee

By:	/s/ Charles P. Slacik

Charles P. Slacik
Chairman of the Committee

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.	Beckman Coulter, Inc. Savings Plan, as amended and restated.

5.1	Opinion of Counsel (opinion re: legality).

5.2	Opinion of O’Melveny & Myers LLP (ERISA opinion).

15.	Awareness Letter of KPMG LLP (letter re: Unaudited Interim Financial Information).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Crowe Horwath LLP (consent of independent registered public accounting firm).

23.3	Consent of Counsel (included in Exhibits 5.1 and 5.2).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).